August 11, 2021                                        Exhibit 10.4

Raymond Silcock

Dear Ray,

I would like to update your March 17, 2019 Offer Letter to reflect that your primary work location and residency have changed.

The last two bullet points in your offer letter are replaced in their entirety as follows:

•Your primary work location will be West Palm Beach, Florida. You will be eligible for payment of, or reimbursement for, all business related travel expenses to Grand Rapids, Michigan or any other Perrigo location consistent with the terms of the Perrigo Corporate Travel Policy. You will be responsible for any personal travel or commuting costs to and from the West Palm Beach offices.

•We understand you have changed your state residency to Florida. Perrigo is required to withhold state taxes from the portion of the compensation earned in Michigan even if you are not a resident.  Should you begin to work from the Michigan offices again in the future you must let us know. In that event, we advise you to seek counsel from your personal tax advisor on how to manage your state income tax withholdings and reconcile between Florida and Michigan.

All other terms and conditions contained in your March 17, 2019 offer letter remain unchanged.

Perrigo is an at-will employer, meaning that either you or Perrigo are free to end the employment relationship at any time, with or without notice or cause. Nothing in this amendment to your March 17, 2019 offer letter or in Perrigo’s policies or procedures, either now or in the future, are intended to change the at-will nature of our relationship.

Sincerely,

PERRIGO COMPANY                    ACKNOWLEDGEMENT

Date     8/11/2021

/s/ Raymond P. Silcock
Raymond P. Silcock
Chief Financial Officer

/s/ Murray S. Kessler
Murray S. Kessler
Chief Executive Officer

515 Eastern Ave
Allegan, Michigan, 49010 • U.S.A.
(269) 673-8451